                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            REPUBLIC SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         Republic Services, Inc. (LOGO)

                                                                   April 3, 2000

Dear Stockholder:

     We invite you to attend the 2000 Annual Meeting of Stockholders of Republic Services, Inc., which we will hold at 10:30 a.m. on Tuesday, May 9, 2000, at The Broward Center for the Performing Arts, Amaturo Theater, 201 S.W. 5th Avenue, Fort Lauderdale, Florida 33312. On the following pages we describe in the formal notice and proxy statement the matters stockholders will consider at the annual meeting.

     In addition to the specific matters we will request stockholders to act upon, we will report on our business and provide our stockholders an opportunity to ask questions of general interest.

     Whether or not you plan to attend in person, it is important that you have your shares represented at the annual meeting. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. The board of directors recommends that stockholders vote FOR each of the proposals described in the proxy statement which we will present at the annual meeting. Thank you.

                                     Sincerely,

                                     /s/ Wayne
                                     H. Wayne Huizenga
                                     Chairman of the Board

                         Republic Services, Inc. (LOGO)

                              110 S.E. 6TH STREET
                         FORT LAUDERDALE, FLORIDA 33301

               NOTICE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Republic Services, Inc.:

     We will hold the 2000 Annual Meeting of Stockholders of Republic Services, Inc. at 10:30 a.m. on Tuesday, May 9, 2000, at The Broward Center for the Performing Arts, Amaturo Theater, 201 S.W. 5th Avenue, Fort Lauderdale, Florida 33312, for the following purposes:

          (1) To elect directors to a term of office expiring at the annual meeting of stockholders in the year 2001 or until their respective successors are duly elected and qualified;

          (2) To consider and vote upon a proposal to approve and adopt our 1998 Stock Incentive Plan in order to qualify grants under the plan as performance-based compensation;

          (3) To ratify the appointment of Arthur Andersen LLP as our independent public accountants for 2000; and

          (4) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 14, 2000 are entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.

     We cordially invite you to attend the annual meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, WE REQUEST THAT YOU DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. You may revoke your proxy at any time before its use.

                                              By Order of the Board of
                                              Directors,

                                              /s/ David A. Barclay
                                              David A. Barclay
                                              Senior Vice President,
                                              General Counsel and Assistant
                                              Secretary

Fort Lauderdale, Florida
April 3, 2000

             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
              PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                            REPUBLIC SERVICES, INC.
                              110 S.E. 6th Street
                         Fort Lauderdale, Florida 33301

                                PROXY STATEMENT

     We furnish this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2000 Annual Meeting of Stockholders, or any postponement or adjournment of the meeting. We will hold the annual meeting at 10:30 a.m. on Tuesday, May 9, 2000, at The Broward Center for the Performing Arts, Amaturo Theater, 201 S.W. 5th Avenue, Fort Lauderdale, Florida 33312.

     We mailed this proxy statement, the notice of annual meeting, the proxy card and our annual report to our stockholders on or about April 3, 2000.

RECORD DATE

     Only stockholders of record at the close of business on March 14, 2000 may vote at the annual meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     The only voting stock of our company currently outstanding is our common stock. As of the close of business on March 14, 2000, there were 175,481,842 shares of common stock outstanding. Each share of common stock issued and outstanding is entitled to one vote on each of the matters properly presented at the annual meeting.

PROXY PROCEDURE

     Proxies properly executed and returned in a timely manner will be voted at the annual meeting according to the voting instructions noted on the proxies. Proxies without voting instructions will be voted to elect the individuals nominated as directors in this proxy statement, for the proposals set forth in the notice of annual meeting, and in the best judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power, at any time before it is voted, to revoke it in person at the annual meeting, by written notice to the secretary of our company at the address above, or by delivery to the secretary of our company of a later-dated proxy.

     The inspectors of elections appointed for the meeting will tabulate the votes cast by proxy or in person at the annual meeting. The inspectors will count these votes in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by that proxy are not being voted by that stockholder about a particular matter. This could occur, for example, when a beneficial owner does not permit its broker to vote shares on a particular matter in the absence of instructions from the beneficial owner. In this circumstance, we will not consider the non-voted shares present and entitled to vote on that particular matter. However, we will count the non-voted shares in determining the presence of a quorum. If you vote to abstain as to a particular matter or direct us to withhold authority to vote for directors, we will consider your shares present and entitled to vote on the matter.

VOTING REQUIREMENTS

     Each director will be elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of our common stock present at the annual meeting, in person or by proxy, and entitled to vote, is required to approve and adopt the 1998 Stock Incentive Plan, to ratify the appointment of Arthur Andersen LLP as our independent public accountants for 2000 and to approve any other matter duly brought to a vote at the annual meeting. Shares which are not voted will have no effect on the other matters brought to a vote at the annual meeting. Abstentions from voting on any of the proposals brought to a vote at the annual meeting will have the effect of votes against the particular proposal.

COSTS OF SOLICITATION

     Our board of directors will solicit proxies by mail. Our directors, officers and a small number of other employees of our company may also solicit proxies personally or by mail, telephone, or otherwise. We will not compensate these persons for their solicitation. We will request brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting material to each beneficial owner of stock held of record by them. We have hired Corporate Investor Communications, Inc. to coordinate the solicitation of proxies by and through these holders for a fee of approximately $8,500 plus expenses. We will bear the entire cost of the solicitation.

             BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES
                             AND EXECUTIVE OFFICERS

DIRECTORS

     We provide below biographical information for each person who is a nominee for election as a director of our company at the annual meeting.

     H. WAYNE HUIZENGA, age 62, was named Chairman of the board of directors in May 1998. He also served as our Chief Executive Officer from May 1998 until December 1998. Since August 1995, Mr. Huizenga has served as the Chairman of the Board of AutoNation, Inc., the world's largest automotive retailer and our former parent company. From August 1995 until October 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation. Since September 1996, Mr. Huizenga has served as the Chairman of the Board of Boca Resorts, Inc., a leisure, recreation and entertainment company which owns and operates several luxury resort hotels and other facilities, and the Florida Panthers professional sports franchise. Since January 1995, Mr. Huizenga also has served as the Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation. During this time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom Inc., a diversified entertainment and communications company. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom, and as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., which he helped build into the world's largest integrated solid waste services company. At Waste Management, Mr. Huizenga served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium in South Florida, and is a director of theglobe.com, an operator of an internet on-line community, and NationsRent, Inc., a national equipment rental company.

     HARRIS W. HUDSON, age 57, was named Vice Chairman, Secretary and a director in May 1998. Mr. Hudson has served as a director of AutoNation since August 1995 and as

Vice Chairman of AutoNation since October 1996. He served as Chairman of AutoNation's Solid Waste Group from October 1996 until July 1998. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From May 1995 until August 1995, Mr. Hudson served as a consultant to AutoNation. From 1983 until August 1995, Mr. Hudson served as Chairman of the Board, Chief Executive Officer and President of Hudson Management, a solid waste collection company that he founded, which AutoNation acquired in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management, and its predecessor. Mr. Hudson also serves as a director of Boca Resorts.

     JAMES E. O'CONNOR, age 50, was named Chief Executive Officer and a director in December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O'Connor served in various positions with Waste Management, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management -- North America from 1991 to 1992 and Vice President -- Southeastern Region from 1987 to 1991.

     JOHN W. CROGHAN, age 69, was named a director in July 1998. Mr. Croghan is President and General Partner of Lincoln Partners, a partnership of Lincoln Capital Management Inc. He was a founder and, through 1997, the Chairman of Lincoln Capital Management, an investment management firm. He is a director of Morgan Stanley Dean Witter & Co.'s public closed-end funds, Lindsay Manufacturing Co., and Schwarz Paper Company.

     RAMON A. RODRIGUEZ, age 54, was named a director in March 1999. Mr. Rodriguez has served as President of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a certified public accounting firm, since 1971.

     ALLAN C. SORENSEN, age 61, was named a director in November 1998. Mr. Sorensen is also a director of Let's Talk Cellular & Wireless, Inc. and Westmark Group Holdings, Inc. He is also a co-founder and Vice Chairman of the Board of Interim Health Care, Inc., which Interim Services, Inc. spun-off in October 1997. Prior to that, Mr. Sorensen served as a director and in various capacities including President, Chief Executive Officer and Chairman of Interim Services from 1967 to 1997. He was a member of the board of directors of H&R Block, Inc. from 1979 until September 1993 when Interim Services was spun off in an initial public offering.

     Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of our directors.

EXECUTIVE OFFICERS

     We provide below biographical information for each of our executive officers who is not a nominee for director.

     JAMES H. COSMAN, age 57, was named President and Chief Operating Officer in May 1998. Mr. Cosman served as President and Chief Operating Officer of AutoNation's Solid Waste Group from January 1997 until July 1998. Mr. Cosman was employed for over 24 years by Browning-Ferris Industries, Inc., a leading solid waste company that is now part of Allied Waste Industries, Inc. During that time he served in various management positions, including Regional Vice
President -- Northern Region from 1993 to 1996, Regional Vice President -- Mid America Region from 1989 to 1993, Regional Vice President -- South Central Region from 1979 to 1988 and District Manager from 1975 to 1979.

     DAVID A. BARCLAY, age 37, was named Senior Vice President, General Counsel and Assistant Secretary in August 1998. Mr. Barclay served as Senior Vice President and General Counsel of AutoNation's Solid Waste Group from March 1998 until July 1998. Prior to that, from January 1997 to February 1998, Mr. Barclay was Vice President and Associate General Counsel of AutoNation. From June 1995 to January 1997, Mr. Barclay was Vice President, General Counsel and Secretary of Discovery Zone, Inc. Discovery Zone filed a voluntary petition under the federal bankruptcy laws in March 1996. Mr. Barclay served in various positions with Blockbuster, including Senior Corporate Counsel from 1993 to 1995 and Corporate Counsel from 1991 to 1993. Prior to joining Blockbuster, Mr. Barclay was an attorney in private practice in Miami, Florida.

     STEVEN R. GOLDBERG, age 49, was named Senior Vice President -- Corporate Development in October 1998. From 1987 to 1998, Mr. Goldberg served in various positions with Ryder System, Inc., including Vice President of Corporate Development during 1998, Chief Financial Officer of Ryder Transportation Services, a division of Ryder, from 1996 to 1998, and Vice President and Treasurer from 1993 to 1996.

     TOD C. HOLMES, age 51, was named Senior Vice President and Chief Financial Officer in August 1998. Mr. Holmes served as our Vice President -- Finance from June 1998 until August 1998 and as Vice President of Finance of AutoNation's Solid Waste Group from January 1998 until July 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris, including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller -- Northern Region, from 1993 to 1995 and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

                               BOARD OF DIRECTORS

     The board of directors develops our business strategy, establishes our overall policies and standards, and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the board of directors and committees of the board. Significant communications between the directors and management also occur apart from meetings of the board of directors and committees of the board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors held 10 meetings and took eight actions by unanimous written consent during 1999. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served.

     The board of directors has established three committees: the executive committee, the audit committee and the compensation committee.

     The executive committee consists of Messrs. Huizenga, Hudson and O'Connor. The executive committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors.

     The executive committee does not have the power to elect or remove executive officers, approve a merger of our company, recommend a sale of substantially all of our assets, recommend a dissolution of our company, amend our certificate of incorporation or by-laws, declare dividends on our outstanding securities, or, except as authorized by the board of directors, issue any common stock or preferred stock. The board of directors has given the executive committee authority to approve acquisitions, borrowings, guarantees or other transactions not involving more than $100 million in cash, securities or other consideration. The executive committee is also charged with corporate compliance matters. The executive committee took 34 actions by unanimous written consent during 1999.

     The audit committee consists of Messrs. Croghan, Rodriguez and Sorensen. The audit committee has the power to oversee the retention, performance and compensation of the independent public accountants for our company, and establish and oversee such systems of internal accounting and auditing control as it deems appropriate. The audit committee held three meetings during 1999.

     The compensation committee consists of Messrs. Croghan, Rodriguez and Sorensen. The compensation committee reviews our company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers, and administers our company's stock incentive plan. The compensation committee held four meetings and took five actions by unanimous written consent during 1999.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following statement made by the compensation committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.

     The compensation committee is responsible for reviewing and approving executive compensation, including base salaries, bonuses, awards of stock options and reimbursement of particular business related costs and expenses. The compensation committee currently consists of Messrs. Croghan, Rodriguez and Sorensen, each of whom is a non-employee director of our company.

     In determining the compensation of our executive officers, the compensation committee takes into account all factors which it considers relevant, including business conditions in general and in our line of business during the year, our performance during the year in light of the conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration as well as the business area of our company for which the executive officer is responsible. The structure of each executive compensation package is weighted toward incentive forms of compensation, including stock options, so that an executive's interests are aligned with the interests of our stockholders. The compensation committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of our company and gives them an interest similar to stockholders in the success of our company. In 1999, our compensation program for executive officers included grants of stock options as additional compensation to base salaries and reimbursement of certain business related costs and expenses. During 1999, our executive officers were eligible to receive bonuses based upon achieving a predetermined level of earnings per share on our common stock. Because this level was not achieved, no bonuses will be paid to our executive officers for 1999. For 2000, our executive officers will be eligible to receive bonuses based upon achieving a predetermined level of (a) earnings per share on our common stock and (b) free cash flow. Free cash flow is considered to be our (i) net income, plus (ii) depreciation, amortization and depletion, less (iii) capital expenditures, less (iv) working capital consumed.

     To the extent readily determinable, another factor the compensation committee considers when determining compensation is the anticipated tax treatment to our company and to the executive officer of various payments and benefits. For example, the deductibility by our company of some types of compensation plans depends upon the timing of an executive officer's vesting or exercise of previously granted rights. Further interpretation of, and changes in, the tax laws and other factors beyond the compensation committee's control also could affect the deductibility of compensation.

     Mr. Huizenga has been Chairman of the board of directors since our initial public offering, and was our Chief Executive Officer from May 1998 until December 1998. Mr. Huizenga is not paid any cash salary or bonus. Mr. O'Connor has been our Chief Executive Officer since December 1998.

     In January 1999 and October 1999, the compensation committee approved a grant of options to Mr. O'Connor to purchase 80,000 and 120,000 shares of common stock exercisable at a price of $18.4375 and $11.875 per share, respectively. The compensation committee determined this grant to be appropriate based on the services the committee expects Mr. O'Connor to perform as Chief Executive Officer, his past business accomplishments, and expected future contributions to our company. The compensation committee determined the number of shares subject to those options to be appropriate based upon the foregoing factors, with equal consideration given to each, and the fact that Mr. O'Connor's salary is lower than market compensation for executives of similar background and experience. All options granted to Mr. O'Connor in 1999 have a term of 10 years and vest in four equal annual installments beginning on the first anniversary of the date of the grant. During 1999, Mr. O'Connor received a salary of $450,000 and no bonus.

     The compensation committee believes that tying the remuneration of our Chief Executive Officer to the performance of our common stock will enhance our long-term performance and stability by providing our Chief Executive Officer with an incentive to expand our business and increase profitability in future years. The compensation committee believes that our Chief Executive Officer's annual salary and the grants of stock options to him, as described above, represent a fair compensation structure for his annual services as our Chief Executive Officer and that the grant of the options to him provides an incentive to maximize stockholder value.

                                     Compensation Committee:

                                     John W. Croghan, Chairman
                                     Ramon A. Rodriguez
                                     Allan C. Sorensen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Croghan and Sorensen served as members of the compensation committee from January through October, 1999. In October, 1999, the Compensation Committee was expanded to three members and Mr. Rodriguez was appointed to serve on the committee with Messrs. Croghan and Sorensen. No member of the compensation committee was an officer or employee of our company during the prior year or was formerly an officer of our company. During the fiscal year ended December 31, 1999, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our board of directors or on our compensation committee.

PERFORMANCE GRAPH

     The following performance graph compares the performance of our common stock to the New York Stock Exchange Composite Index and to an index of peer companies we selected. The peer group consists of Allied Waste Industries, Inc. and Waste Management, Inc. Our peer group in the proxy statement relating to our 1999 Annual Meeting included Browning-Ferris Industries, Inc., which was acquired by Allied Waste Industries in July 1999. The graph covers the period from July 1, 1998, the date of our initial public offering, to December 31, 1999. The graph assumes that the value of the investment in our common stock and in each index was $100 at July 1, 1998 and that all dividends were reinvested.

                            CUMULATIVE TOTAL RETURN
              BASED ON INITIAL INVESTMENT OF $100 ON JULY 1, 1998

                                                                               NY STOCK EXCHANGE-
                                                 REPUBLIC SERVICES, INC.            COMPOSITE                  PEER GROUP
                                                 -----------------------       ------------------              ----------
7/98                                                     100.00                      100.00                      100.00
9/98                                                      76.47                       87.17                       97.37
12/98                                                     72.31                      102.95                       95.00
3/99                                                      63.48                      104.30                       86.17
6/99                                                      97.06                      111.99                      105.59
9/99                                                      42.65                      102.43                       40.30
12/99                                                     55.88                      112.37                       35.11

EXECUTIVE COMPENSATION

     The following tables set forth compensation information regarding our Chief Executive Officer and our four most highly compensated executive officers during the year ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                ANNUAL          ------------
                                                            COMPENSATION(1)      SECURITIES
                                                          -------------------    UNDERLYING     ALL OTHER
           NAME AND PRINCIPAL POSITION             YEAR    SALARY     BONUS      OPTIONS(2)    COMPENSATION
           ---------------------------             ----   --------   --------   ------------   ------------
James E. O'Connor................................  1999   $440,000   $     --     200,000      $        --
  (Chief Executive Officer                         1998     20,731      8,432     250,000               --
  and Director)(3)                                 1997         --         --          --               --

Harris W. Hudson.................................  1999    484,615         --     775,000          189,327(4)
  (Vice Chairman and Secretary)                    1998    396,461    200,000          --               --
                                                   1997    395,769    100,000          --               --

James H. Cosman..................................  1999    392,308         --     434,517               --
  (President and Chief                             1998    340,961     87,500          --               --
  Operating Officer)                               1997    300,000     75,000          --           33,775(5)

Tod C. Holmes....................................  1999    242,308         --     160,000           45,852(7)
  (Senior Vice President and                       1998    187,692     50,000          --           46,342(7)
  Chief Financial Officer)(6)                      1997         --         --          --               --

Steven R. Goldberg...............................  1999    275,000         --      60,000               --
  (Senior Vice President --                        1998     58,173     35,000     110,000          105,000(9)
  Corporate Development)(8)                        1997         --         --          --               --

-------------------------

(1) Except as specifically set forth in the column entitled "All Other Compensation," the aggregate total value of perquisites, other personal benefits, securities or property or other annual compensation did not equal or exceed $50,000 or ten percent of the annual salary and bonus for any person named in the chart during 1997, 1998 or 1999. Therefore, this table does not include such information.
(2) The options listed in this column include options to acquire 258,517 and 50,000 shares of our common stock which were issued to Messrs. Cosman and Holmes, respectively, in substitute of options previously granted to them to acquire shares of AutoNation common stock. See "Stock Incentive Plan."
(3) Mr. O'Connor became an employee in December 1998. Mr. O'Connor's base salary was increased to $450,000 on March 1, 1999.
(4) Consists of payments made on behalf of Mr. Hudson for aircraft use, which were included in his Form W-2 as compensation to him.
(5)  Consists of certain relocation expenses for Mr. Cosman.
(6)  Mr. Holmes became an employee in January 1998.
(7)  Consists of certain relocation expenses for Mr. Holmes.
(8)  Mr. Goldberg became an employee in October 1998.
(9) Consists of an initial signing bonus received by Mr. Goldberg that is not part of a recurring arrangement.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

                                       INDIVIDUAL GRANTS
                       --------------------------------------------------     POTENTIAL REALIZABLE
                                      PERCENT                                   VALUE AT ASSUMED
                       NUMBER OF      OF TOTAL                               ANNUAL RATES OF STOCK
                       SECURITIES     OPTIONS                                  PRICE APPRECIATION
                       UNDERLYING    GRANTED TO                                 FOR OPTION TERM
                        OPTIONS     EMPLOYEES IN   EXERCISE    EXPIRATION   ------------------------
        NAME           GRANTED(1)   FISCAL YEAR     PRICE         DATE          5%           10%
        ----           ----------   ------------   --------    ----------   ----------   -----------
James E. O'Connor....    80,000           *        $18.4375     1/4/09      $  927,620   $ 2,350,770
                        120,000           *          11.875    10/29/09        896,175     2,271,083
Harris W. Hudson.....   650,000         4.5%        18.4375     2/24/09      7,536,909    19,100,007
                        125,000           *          11.875    10/29/09        933,515     2,365,711
James H. Cosman......    80,000           *         18.4375     1/4/09         927,620     2,350,770
                         96,000           *          11.875    10/29/09        716,940     1,816,866
                        163,333         1.1           17.50     1/2/07       1,797,587     4,555,438
                         95,184           *           17.50     1/2/08       1,047,562     2,654,729
Tod C. Holmes........    50,000           *         18.4375     1/4/09         579,762     1,469,231
                         60,000           *          11.875    10/29/09        448,087     1,135,542
                         50,000           *           17.50     1/26/08        550,283     1,394,525
Steven R. Goldberg...    60,000           *          11.875    10/29/09        448,087     1,135,542

-------------------------

 *  Less than 1%.
(1) The options listed in this column include options to acquire 258,517 shares of our common stock which were issued to Mr. Cosman and options to acquire 50,000 shares of our common stock which were issued to Mr. Holmes, each as replacement for options to acquire shares of AutoNation common stock previously granted to them.

                             YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                  OPTIONS AT               IN-THE-MONEY OPTIONS
                                             DECEMBER 31, 1999(1)          DECEMBER 31, 1999(1)
                                          ---------------------------   ---------------------------
                  NAME                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                  ----                    -----------   -------------   -----------   -------------
James E. O'Connor.......................    109,375        340,625          $--         $285,000
Harris W. Hudson........................         --        775,000           --          296,875
James H. Cosman.........................    105,463        329,054           --          228,000
Tod C. Holmes...........................     12,500        147,500           --          142,500
Steven R. Goldberg......................     27,500        142,500           --          142,500

-------------------------

(1) The options listed in this column include options to acquire 258,517 shares of our common stock which were issued to Mr. Cosman and options to acquire 50,000 shares of our common stock which were issued to Mr. Holmes, each as replacement for options to acquire shares of AutoNation common stock previously granted to them. Messrs. Cosman and Holmes entered into stock option repricing agreements with AutoNation in 1998, which restricted the exercise of vested substitute options until January 5, 2000.

COMPENSATION OF DIRECTORS

     We pay each of our non-employee directors $25,000 per year, and $1,000 for each board or committee meeting they attend in person. Under our 1998 Stock Incentive Plan, we grant options to purchase shares of common stock to our non-employee directors. As of March 14, 2000, we have granted options to purchase 200,000 shares of our common stock to our non-employee directors. We also reimburse our non-employee directors for reasonable expenses incurred for attending board of director and committee meetings. We have not adopted any other policies regarding directors' compensation and benefits.

EMPLOYMENT AGREEMENTS

     We entered into a three year employment agreement with James E. O'Connor to serve as our Chief Executive Officer, effective as of December 7, 1998. The employment agreement provides that our board of directors will appoint Mr. O'Connor to the board and that Mr. O'Connor will be nominated for election to our board of directors at each annual meeting of our stockholders during the term of the agreement. The employment agreement provides that Mr. O'Connor will receive an initial annual base salary of $385,000, subject to annual review and adjustment. In addition, Mr. O'Connor will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. Under his employment agreement, Mr. O'Connor also received options upon employment to purchase up to 250,000 shares of our common stock, of which 62,500 shares were fully vested and could be purchased immediately. The remaining shares shall vest and be eligible for purchase in four equal annual installments of 46,875 shares beginning on the first anniversary of the date of grant. If we terminate Mr. O'Connor "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. O'Connor will continue to receive his salary and health benefits for a period ending on the later of the first anniversary of the termination or the end of his employment period. Mr. O'Connor is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

     We entered into a three year employment agreement with Mr. Cosman, our President and Chief Operating Officer, effective as of January 11, 1999. The employment agreement provides that Mr. Cosman will receive an initial annual base salary of $400,000, subject to annual review and adjustment. In addition, Mr. Cosman will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. If we terminate Mr. Cosman "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. Cosman will continue to receive his salary and health benefits for a period ending on the later of the first anniversary of the termination or the end of his employment period. Mr. Cosman is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

     On July 1, 1999, we entered into a three year employment agreement with Tod
C. Holmes, our Senior Vice President and Chief Financial Officer. The employment agreement provides that Mr. Holmes will receive an initial annual base salary of $250,000, subject to annual review and adjustment. In addition, Mr. Holmes will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. If we terminate Mr. Holmes "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. Holmes will continue to receive his salary and health benefits for a period ending on the later of the first anniversary of the termination or the end of his employment period. Mr. Holmes is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

SEVERANCE AGREEMENT

     Mr. Goldberg entered into a severance agreement with us which provides that if we terminate his employment without cause in the first 24 months of his employment, then Mr. Goldberg will receive severance pay equal to his base monthly salary for a period of 18 months as well as a prorated portion of his annual incentive bonus. All options granted to him under our 1998 Stock Incentive Plan would continue to vest throughout the severance period.

STOCK INCENTIVE PLAN

     In July 1998, we adopted our 1998 Stock Incentive Plan to provide for the grant of options to purchase shares of common stock, stock appreciation rights and stock grants to employees, non-employee directors and consultants who are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of options to employees and independent contractors at the discretion of our board of directors. Additionally, the Stock Incentive Plan provides for an automatic grant of an option to purchase 50,000 shares of common stock to each member of the board of directors who joins the board of directors as a non-employee director, and an additional automatic grant of an option to purchase 10,000 shares of common stock at the beginning of each fiscal year after the member joins the board if he remains as a board member. We have reserved 20 million shares of common stock for issuance as a result of options granted under the Stock Incentive Plan.

     Prior to our initial public offering, our employees were granted stock options under AutoNation's stock option plans. As of March 2, 1999, options to purchase approximately 8.0 million shares of AutoNation common stock held by our employees were canceled by AutoNation, and our compensation committee granted replacement options on a one-for-one basis. The replacement options to purchase shares of our common stock retained the vesting and exercise rights of the original options, subject to certain exercise limitations for individuals who signed stock option repricing agreements with AutoNation. The exercise prices for individual replacement options were established to maintain the unrealized gain or loss on each option of AutoNation stock that was canceled. On January 4, 1999, we issued approximately 2.0 million shares of options to purchase common stock, representing our annual grant for fiscal 1999. On October 29, 1999, we issued approximately 2.8 million options to purchase shares of common stock, representing our annual grant for fiscal 2000.

     As of March 14, 2000, we had options to purchase approximately 15.0 million shares of our common stock outstanding under our 1998 Stock Incentive Plan. At our annual meeting, we will seek stockholder approval and adoption of the 1998 Stock Incentive Plan in order to qualify grants under the plan as performance-based compensation for purposes of the Internal Revenue Code. For a more complete description of our 1998 Stock Incentive Plan and a discussion regarding its inclusion for stockholder consideration and approval at our 2000 Annual Meeting, please refer to Proposal 2, which begins on page 18 of our Proxy Statement.

401(K) PLAN

     We have adopted a 401(k) Savings and Retirement Plan that qualifies for preferential tax treatment under section 401(a) of the Internal Revenue Code. Under the plan, all of our employees who are not covered by a collective bargaining agreement may participate in the plan following 90 days of service with the company. Our employees are permitted to contribute up to 15% of their salaries (up to a maximum contribution of $10,500 per year). We match one-half of the first four percent of an employee's contributions under the plan in shares of our common stock. The match is made on a quarterly basis and is fully vested when made.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to our initial public offering on July 1, 1998, we had been a wholly owned subsidiary of AutoNation. After our our initial public offering, AutoNation owned 63.9% of our outstanding common stock. AutoNation sold substantially all of its shares of our common stock in a secondary public offering in May 1999. AutoNation currently owns approximately 3.2 million shares of our common stock, which constitutes approximately 1.8% of the outstanding shares of our common stock. Mr. Huizenga is the Chairman of the Board of AutoNation, and Mr. Hudson is the Vice Chairman and a director of AutoNation. As of March 14, 2000, Messrs. Huizenga and Hudson directly or indirectly beneficially owned a total of more than 10% of AutoNation's outstanding common stock, including their presently exercisable options to purchase AutoNation common stock. As a result, the following transactions between our company and AutoNation may be deemed to be intercompany or related party transactions.

SERVICES AGREEMENT

     As part of the our separation from AutoNation, in June 1998 we entered into a Services Agreement with AutoNation pursuant to which AutoNation provided us with certain accounting, auditing, cash management, corporate communications, corporate development, financial and treasury, human resources and benefit plan administration, insurance and risk management, legal, purchasing and tax services. In exchange for the provision of these services, we paid AutoNation $1.25 million per month, subject to review and adjustment from time to time as we reduced the amount of services we obtained from AutoNation. Effective on January 1, 1999, the fees payable to AutoNation under the Services Agreement were reduced to $0.9 million per month. The Services Agreement expired June 30, 1999. We believe that the fees for services provided under the Services Agreement were no less favorable to us than we could have obtained internally or from unaffiliated third parties. Charges under the Services Agreement for the year ended December 31, 1999 were $5.3 million.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement that we entered into with AutoNation in June 1998 provided for the principal corporate transactions required to effect our separation from AutoNation and contemplated a tax-free distribution of our common stock to AutoNation's stockholders, and for other arrangements governing the future relationship between our company and AutoNation.

     Under the Separation and Distribution Agreement, AutoNation separated the assets and liabilities related to its automotive businesses from the assets and liabilities related to our solid waste services business, and we reorganized internally within our consolidated group of subsidiaries certain subsidiaries engaged in the solid waste services business that we owned directly or indirectly. In July 1998, we issued and sold 63,250,000 shares of our Class A common stock in our initial public offering, resulting in net proceeds of approximately $1.4 billion. We used all the net proceeds, and issued to AutoNation an additional 16,474,417 shares of our Class A common stock, to repay in full all amounts that we owed to AutoNation.

     Under the Separation and Distribution Agreement, the contemplated distribution by AutoNation to its stockholders of our common stock was subject to the satisfaction or waiver by the AutoNation board of directors, in its sole discretion, of several conditions, including the receipt of a favorable private letter ruling from the Internal Revenue Service to the effect that the spin-off would be tax-free to AutoNation and its stockholders. In March 1999, the Internal Revenue Service advised AutoNation in writing that it would not rule as requested. As a result, with our consent, AutoNation exercised its right under the Separation and Distribution Agreement to have us register all of the common stock it owned, resulting in a secondary public offering of our common stock in May 1999.

     Releases and Indemnification. The Separation and Distribution Agreement provides for a full and complete mutual release and discharge as of the time we made our initial public offering of all liabilities, including any contractual agreements or arrangements existing or alleged to exist, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before our initial public offering, between our company and AutoNation including in connection with the transactions and all other activities to implement our separation from AutoNation. The agreement also provides for indemnification by each party in favor of the other party with respect to specified matters relating to the Separation and Distribution Agreement, our initial public offering and the secondary offering of our common stock owned by AutoNation.

     Contingent Liabilities and Contingent Gains. The Separation and Distribution Agreement provides for indemnifications between our company and AutoNation regarding contingent liabilities primarily relating to our respective businesses or otherwise assigned to our company, and provides that the parties will each have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of that party, or that is expressly assigned to that party.

     Certain Business Restrictions. Under the terms of the Separation and Distribution Agreement, AutoNation has agreed that, for a period of five years after we are no longer a subsidiary of AutoNation, AutoNation will not directly or indirectly compete with us in the solid waste services industry anywhere in North America, and we have agreed that, for a period of five years after that time, we will not directly or indirectly compete with AutoNation in the automotive retail or vehicle rental industries anywhere in North America.

TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

     In connection with our separation from AutoNation, we entered into a Tax Indemnification and Allocation Agreement with AutoNation that provides that AutoNation will indemnify us for income taxes that we might incur with respect to certain internal restructuring transactions that we entered into in June 1998 in connection with our initial public offering.

     We were included in AutoNation's consolidated group for federal income tax purposes for periods during which AutoNation beneficially owned at least 80% of the total voting power and value of our outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. We and our subsidiaries stopped being members of AutoNation's consolidated group after we became a public company in July 1998. While the Tax Indemnification and Allocation Agreement allocates tax liabilities between AutoNation and our company during the periods when we were included in AutoNation's consolidated group, we could be liable in the event federal tax liability allocated to AutoNation is incurred, but not paid, by AutoNation or any other member of AutoNation's consolidated group for AutoNation's tax years before we were a public company. If this were to happen, we could seek indemnification from AutoNation under the Tax Indemnification and Allocation Agreement.

EMPLOYEE BENEFITS

     We entered into an Employee Benefits Agreement with AutoNation under which we have assumed and agreed to pay, perform, fulfill and discharge all liabilities to, or relating to, former employees of AutoNation or its affiliates whom we employed as of May 1999 after we were no longer affiliated with AutoNation and certain former employees of AutoNation or its affiliates, including retirees, who were employed by or provided services primarily for our solid waste business. Now that we are no longer affiliated with AutoNation, these employees and former employees no longer participate in AutoNation's employee benefit plans, although we were responsible for our allocable share of the costs of such plans. In April and May of 1999 we established our own employee benefit plans, which are generally similar to AutoNation's plans then in effect. The Employee Benefits Agreement that we are describing does not preclude our company from discontinuing or changing such plans at any time thereafter, with a few exceptions. Our plans generally assume all liabilities under AutoNation's plans to employees and former employees that are applicable, and any assets funding these liabilities have been transferred from funding vehicles associated with AutoNation's plans to the corresponding funding vehicles associated with our plans.

REPLACEMENT OPTIONS

     Prior to our initial public offering, our employees were granted options to purchase AutoNation common stock under AutoNation's stock option plans. In March 1999, the approximately 8.0 million AutoNation stock options held by our employees were canceled, and our company's Compensation Committee granted replacement options to purchase our common stock on a one-for-one basis. The replacement options retained the vesting and exercise rights of the original options, subject to exercise limitations for individuals who signed stock option repricing agreements with AutoNation. The exercise price for individual replacement options are priced so that the potential gain or loss on each grant of AutoNation stock options at the time generally was maintained under the replacement options. We recorded $2.0 million of compensation expense during the three months ended March 31, 1999 relating to our granting of replacement options at favorable exercise prices.

LEASE

     In July 1998, we signed a lease with a subsidiary of AutoNation for approximately 10,555 square feet of office space at AutoNation's corporate headquarters in Fort Lauderdale, Florida. The annual lease rate is $220,320 ($20.40 per square foot), and we pay for certain common area maintenance charges. Effective January 1999, we amended the lease to increase the space we are renting to approximately 14,443 square feet at an annual rate of $294,637 ($20.40 per square foot). The lease had an initial term of one year which we renewed in July 1999 for an additional one year term through June 2000. We can terminate the lease on 90 days' prior written notice. The rent includes utilities, security, parking, building maintenance and cleaning services. We believe that the lease is on terms no less favorable than could be obtained from persons unrelated to our company.

OTHER RELATIONSHIPS WITH AUTONATION

     During 1999, we collected solid waste from, and leased roll-off containers to, certain automotive retail and vehicle rental subsidiaries and other properties of AutoNation. We provided all of these services at standard rates. We continue to provide these services to AutoNation on the same terms. During 1999, we rented vehicles from AutoNation's Alamo Rent-A-Car and National Car Rental System subsidiaries, under standard form vehicle rental agreements under which we were charged standard rates. We still, at times, rent vehicles from AutoNation's car rental companies on the same terms.

OTHER TRANSACTIONS WITH RELATED PARTIES

     The following is a summary of other agreements and transactions that we are involved in with related parties. It is our policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on our experience, it is our belief that all of these transactions met that standard at the time such transactions were effected.

     Pro Player Stadium is a professional sports stadium in South Florida that is owned and controlled by Mr. Huizenga. One of our subsidiaries collected solid waste from, and leased roll-off waste containers to, Pro Player Stadium pursuant to standard agreements under which Pro Player Stadium paid an aggregate of approximately $250,566 in 1999. During 1999, one of our subsidiaries collected solid waste from the National Car Rental Center, an arena in Broward County, Florida, which is operated by a subsidiary of Boca Resorts. For these services, our subsidiary was paid $88,604. Mr. Huizenga is the Chairman of and controls Boca Resorts, and Mr. Hudson is a director of Boca Resorts. We expect to continue to provide these services in 2000 on the same terms.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 1999, (2) any Forms 5 and amendments to the form furnished to us with respect to our fiscal year ended December 31, 1999, and (3) any written representations referred to us in subparagraph (b)(2)(i) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during the fiscal year ended December 31, 1999 was a director, officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1999 or prior fiscal years.

                             SECURITY OWNERSHIP OF
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows certain information as of March 14, 2000 with respect to the beneficial ownership of common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) our Chief Executive Officer and each of our four other most highly compensated officers, and (4) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual, entity or group in the table to give effect to shares of common stock that are not outstanding but which the individual, entity or group may acquire upon exercise of all options exercisable within 60 days of March 14, 2000. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual, entity or group.

                                                              SHARES BENEFICIALLY OWNED
                          NAME OF                             -------------------------
                      BENEFICIAL OWNER                          NUMBER         PERCENT
                      ----------------                        -----------      --------
Subsidiaries of FMR Corporation.............................  19,447,300(1)      11.1%
Cascade Investment LLC......................................   9,090,200(2)       5.2%
H. Wayne Huizenga...........................................     200,000(3)         *
James E. O'Connor...........................................     136,575(4)         *
Harris W. Hudson............................................     162,500(5)         *
John W. Croghan.............................................     170,000(6)         *
Ramon A. Rodriguez..........................................      60,000(7)         *
Allan C. Sorensen...........................................      70,000(8)         *
James H. Cosman.............................................     217,817(9)         *
Tod C. Holmes...............................................      48,000(10)        *
Steven R. Goldberg..........................................      32,500(11)        *
All directors and executive officers as a group (10
  persons)..................................................   1,141,334(12)        *

-------------------------

  * Less than 1 percent
 (1) Includes 18,161,300 shares owned by Fidelity Management & Research Company and 1,286,000 shares owned by Fidelity Management Trust Company. Fidelity Management & Research and Fidelity Management Trust are both wholly-owned subsidiaries of FMR Corporation. This information is based on Amendment No. 2 to Schedule 13G filed with the SEC by FMR Corporation, dated February 11, 2000.
 (2) Based on the Schedule 13G filed with the SEC by Cascade Investment, dated November 10, 1999.
 (3) The aggregate amount of common stock beneficially owned by Mr. Huizenga consists of vested options to purchase 200,000 shares.
 (4) The aggregate amount of common stock beneficially owned by Mr. O'Connor consists of 7,200 shares owned directly by him and vested options to purchase 129,375 shares.

 (5) The aggregate amount of common stock beneficially owned by Mr. Hudson consists of vested options to purchase 162,500 shares.
 (6) The aggregate amount of common stock beneficially owned by Mr. Croghan consists of 100,000 shares owned directly by him and vested options to purchase 70,000 shares.
 (7) The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of vested options to purchase 60,000 shares.
 (8) The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of vested options to purchase 70,000 shares.
 (9) The aggregate amount of common stock beneficially owned by Mr. Cosman consists of 27,725 shares owned by Mr. Cosman and his wife as joint tenants and vested options to purchase 190,092 shares.
(10) The aggregate amount of common stock beneficially owned by Mr. Holmes consists of 10,500 shares owned directly by him and vested options to acquire 37,500 shares.
(11) The aggregate amount of common stock beneficially owned by Mr. Goldberg consists of 5,000 shares owned directly by him and vested options to acquire 27,500 shares.
(12) The aggregate amount of common stock beneficially owned by all directors and executive officers as a group consists of (a) 150,425 shares and (b) vested options to purchase 990,909 shares.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The board of directors currently consists of six members. The board of directors has designated the persons named below as nominees for election as directors, for a term expiring at the annual meeting of stockholders in the year 2001. All nominees are currently serving as directors. Each director is elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote for the election of directors. It is the intention of the persons named in the enclosed form of proxy to vote the proxies they receive for the election of the nominees named below, unless a particular proxy withholds authorization to do so or provides other contrary instructions. Each of the nominees has indicated that he is willing and able to serve as a director. If before the annual meeting any nominee becomes unable to serve, an event which is not anticipated by the board of directors, the proxies will be voted for the election of whomever the board of directors may designate.

NOMINEES FOR DIRECTOR

             H. Wayne Huizenga
             Harris W. Hudson
             James E. O'Connor
             John W. Croghan
             Ramon A. Rodriguez
             Allan C. Sorensen

     Beginning on page 2 of this proxy statement we provide biographical information relating to each of these nominees for director under the heading "Biographical Information Regarding Directors/Nominees and Executive Officers."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   PROPOSAL 2

                           1998 STOCK INCENTIVE PLAN

     We originally established our 1998 Stock Incentive Plan effective July 1, 1998, and AutoNation, as our sole stockholder at that time, approved the plan by written consent. We amended the plan on March 22, 2000 to provide for the plan's termination on July 1, 2008. The purpose of our Stock Incentive Plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the individual interests of participants in our Stock Incentive Plan with those of our stockholders; to provide participants with an incentive for excellence in individual performance; to provide us flexibility in our ability to motivate, attract and retain employees who make significant contributions to our success; and to allow employees to share in our success. Our compensation committee has made 1999 and 2000 awards of stock options under our Stock Incentive Plan, and we believe that under the transition rule provided in Treasury Regulation 1.162-27(f)(4)(iii), the stock options qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

     We are asking our current stockholders to approve the Stock Incentive Plan simply to permit us to deduct compensation to a "covered employee", as defined in Section 162(m) of the Internal Revenue Code, which is in excess of $1,000,000. Whether or not our current stockholders approve the Stock Incentive Plan, stock options previously granted under the plan will remain outstanding and become exercisable pursuant to the terms of the Stock Incentive Plan. However, if our current stockholders do not approve the Stock Incentive Plan, in any calendar year where awards made under the plan following our 2000 Annual Meeting of Stockholders are exercised by any person who is a "covered employee" and the exercise results in such person having annual compensation from their employment with us in excess of $1,000,000, we will not receive an income tax deduction for such compensation which is in excess of $1,000,000.

     The affirmative vote of the holders of a majority of our common stock present at the annual meeting, in person or by proxy, and entitled to vote is required to approve and adopt the Stock Incentive Plan.

MATERIAL TERMS OF OUR 1998 STOCK INCENTIVE PLAN

     We have summarized the material terms of our Stock Incentive Plan below. The full text of our Stock Incentive Plan, as amended, which you are urged to read carefully, is set forth as Appendix A to this proxy statement.

     Duration. Our Stock Incentive Plan will remain in effect until all awards made under it have either been satisfied by the issuance of our common stock and/or the payment of cash, or the time periods for exercising all rewards made under our Stock Incentive Plan have expired, unless earlier terminated by the Board of Directors. No awards may be made under our Stock Incentive Plan on or after July 1, 2008.

     Administration. Our compensation committee administers our Stock Incentive Plan and makes awards pursuant to its terms.

     Participation. Employees, consultants and non-employee directors of our company or any subsidiary of our company are eligible to receive awards under our Stock Incentive Plan. Our compensation committee determines which individuals are to receive awards in any year based upon the individuals potential to contribute to our success, and/or the success of our subsidiaries.

     Awards. Our compensation committee determines the amount, type, terms and conditions of each award, the details of which are generally reflected in an award agreement between us and each participant. Our Stock Incentive Plan permits rewards of (i) options to acquire our common stock, (ii) rights to receive a payment in cash, our common stock, or a combination of cash and our common stock, equal to the excess of the aggregate market price at the time of exercise of a specified number of our shares of common stock over the aggregate exercise price of the right being exercised, and (iii) our stock, or the right to receive our stock (or the cash equivalent or a combination of cash and our common stock), in the future. Our compensation committee may adjust outstanding awards in recognition of unusual or nonrecurring events affecting us or our financial statements and/or changes in applicable laws, regulations or accounting principles, unless an adjustment would cause an award designed to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code to fail to so qualify, in which case no adjustment may be made.

     Award Prices and Vesting. All awards under our Stock Incentive Plan are made in our common stock, par value $.01, at a price equal to the closing price of our common stock on the business day prior to the day on which the award is granted or at a price fixed by our compensation committee in good faith as 100% of the fair market value of our common stock. The minimum vesting period for all awards shall be one year, except for awards made in lieu of cash compensation which may vest immediately.

     Maximum Awards. The maximum number of shares of our common stock with respect to which awards may be made under our Stock Incentive Plan is 20,000,000. The maximum aggregate number of shares of our common stock with respect to which awards of stock options or stock appreciation rights may be made to any one individual under our Stock Incentive Plan in any one calendar year is 5,000,000. The maximum aggregate number of shares of our common stock with respect to which grants of stock awards may be made to any one individual under our Stock Incentive Plan is 1,000,000, and shall be cumulative over the life of the Stock Incentive Plan. Both numbers may be adjusted to reflect any change in our capitalization due to certain corporate transactions, including, without limitation, stock dividends, stock splits, extraordinary cash dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, spin-offs, combinations or exchanges of shares of our common stocks. Shares of our common stock issued under our Stock Incentive Plan may be either authorized and unissued shares of our common stock, shares of common stock held in our treasury, or a combination of the two.

     Deferrals. Our compensation committee may permit or require any participant in our Stock Incentive Plan to defer receipt of a cash payment or delivery of shares of our common stock otherwise due the participant.

     Directors. Non-employee directors shall receive one grant of an option to purchase 50,000 shares of our common stock upon appointment to the Board of Directors and subsequent annual grants of options to purchase 10,000 shares of our common stock. All options granted to our non-employee directors will be immediately exercisable.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF OUR 1998 STOCK INCENTIVE PLAN.

                                   PROPOSAL 3
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors, upon recommendation of the audit committee, has approved and recommends the appointment of Arthur Andersen LLP as independent public accountants of our company and its subsidiaries for the year ending December 31, 2000.

     Arthur Andersen LLP has been serving AutoNation and our company in this capacity since May 1990. A representative of Arthur Andersen LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will also be afforded an opportunity to make a statement, if he desires to do so.

     Ratification of the board of directors' selection of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of the total shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the matter at the annual meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF OUR COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             STOCKHOLDER PROPOSALS

     We must receive any proposals of stockholders intended to be presented at the year 2001 annual meeting for inclusion in the proxy statement and form of proxy relating to that meeting not later than December 1, 2000. We suggest that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of our company at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. We have not received any stockholder proposals for inclusion in this proxy statement.

                                 OTHER MATTERS

     You are again invited to attend the annual meeting at which our management will present a review of our progress and operations.

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of our company. We have prepared the accompanying form of proxy at the direction of the board of directors and provide it to you at the request of the board of directors. Your board of directors has designated the proxies named therein.

                                                                      APPENDIX A

                            REPUBLIC SERVICES, INC.

                           1998 STOCK INCENTIVE PLAN

1. THE PLAN

     This Republic Services, Inc. 1998 Stock Incentive Plan (the "Plan") is intended to benefit the stockholders of Republic Services, Inc. (the "Company") by providing a means to attract, retain and reward individuals who contribute to the long term financial success of the Company. Further, the recipients of stock-based awards under the Plan will identify their success with that of the Company's stockholders and will be encouraged to increase their proprietary interest in the Company.

ADMINISTRATION

     a) Committee. The Plan shall be administered by a Committee (the "Committee"), appointed by the Board of Directors of the Company (the "Board"), which shall consist of no less than two of its members, all of whom qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986 (the "IRC") provided, however, that from time to time the Board may assume, at its sole discretion, administration of the Plan and the Board reserves the power to make adjustments for corporate transactions described in Section 3(d). Except with regard to awards to employees subject to Section 16 of the Securities Exchange Act of 1934, the Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

     b) Powers and Authority. The Committee's powers and authority include, but are not limited to: selecting individuals, who are employees, consultants, or non-employee directors of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee, to receive awards; determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to eligible third parties; interpreting the Plan's provisions; and administering the Plan in a manner that is consistent with its purpose. The Committee's decision in carrying out the Plan and its interpretation and construction of any provisions of the Plan or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Plan.

     c) Award Prices. All awards will be denominated or made in shares of the Company's Class A Common Stock par value $.01 (the "Stock") which price shall equal no less than 100% of the fair market value which shall mean either the closing price of the Stock on the business day prior to the applicable date or at a price otherwise fixed by the Committee in good faith as 100% of the fair market value of the Stock. The applicable date shall be the day on which the award is granted (or other Plan transaction occurs), except that the Committee may provide that the applicable date may be, in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award. Except as provided for in Section 3(d), the per share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award, and a stock option or stock appreciation right may not be surrendered as consideration in exchange for the grant of a new award with a lower exercise price per share of Stock.

     d) Award Agreements and Vesting. All awards shall be evidenced by a signed award agreement. These agreements shall specify the terms of the awards including their vesting schedule and any other criteria, such as performance criteria, which will be required for vesting or early vesting of the award. The minimum vesting period for all awards shall be one year, except for awards made in lieu of cash compensation which may vest immediately.

2. SHARES OF STOCK SUBJECT TO THE PLAN AND ADJUSTMENTS

     a) Maximum Shares of Stock Available for Delivery. Subject to Section 3(d), the maximum number of shares of Stock that may be delivered to participants and their beneficiaries under the Plan shall be 20,000,000 shares of Stock. Any Stock granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Stock covered by an award (or portion of an award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using Stock, shall be deemed not to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. Likewise, if any stock option is exercised by tendering shares of Stock, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan or any prior plan of the Company, only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. Further, Stock issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan.

     b) Other Plan Limits. Subject to Section 3(d), the following additional maximums are imposed under the Plan. The maximum number of shares of Stock that may be issued in connection with stock options intended to comply with Section 422 or any other similar provision of the IRC shall be 20,000,000. The maximum aggregate number of shares of Stock that may be covered by awards granted to any one individual pursuant to Sections 4(b) and 4(c) shall not exceed 5,000,000. The maximum number of shares of Stock that may be issued to all participants in conjunction with awards granted pursuant to Section 4(d) shall be 5,000,000. The maximum number of shares of Stock or equivalent cash payment that can be earned each year for awards granted to any one individual pursuant to Section 4(d) shall be 1,000,000, and shall be cumulative over the life of the Plan.

     c) Payment Shares of Stock. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may, in addition to granting awards under Section 4, use available Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

     d) Adjustments for Corporate Transactions.

          (i) The Board may determine that a corporate transaction has affected the price of the Stock such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction may include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares of Stock, or other similar occurrence. In the event of such a corporate transaction, the Board may, in such manner as the Board deems equitable, adjust (i) the number and kind shares of Stock which may be delivered under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares of Stock subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights.

          (ii) In the event that the Company is not the surviving company of a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Company, and in the absence of the surviving corporation's assumption of outstanding awards made under the Plan, the Board may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Board may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Plan's purpose in the event of any other change-in-control of the Company.

3. TYPES OF AWARDS

     a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to Section 2(c), an award may be granted as an alternative to or replacement of an existing award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The Company's non-employee directors are only eligible for the awards described in
Section 4(b) subject to the grant schedule described in Section 4(e). The types of awards that may be granted under the Plan include:

     b) Stock Option. A stock option represents a right to purchase a specified number of shares of Stock during a specified period at a price per share which is no less than 100% of the per share amount stipulated by Section 2(c). The longest term during which a stock option may be outstanding shall be ten years. A stock option may be in the form of an incentive stock option as defined in
Section 422 of the IRC or in another form which may or may not qualify for favorable federal income tax treatment. The Stock covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) shares of Stock valued using the market price at the time of exercise, (ii) authorizing a third party to sell Stock (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the shares of Stock acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above.

     c) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, Stock or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of shares of Stock over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be ten years. Such exercise price shall be based on 100% of the per share amount stipulated by Section 2(c).

     d) Stock Award. A stock award is a grant of Stock or of a right to receive Stock (or their cash equivalent or a combination of both) in the future. Except in cases of certain terminations of employment or an extraordinary event, each Stock award shall be earned and vest over at least one year and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals.

     The performance goals that may be used by the Committee for such awards to executive officers covered by IRC Section 162(m) shall consist of:

         Revenue                   Return on Equity
         Net Income                Stockholder Return
         Earnings Per Share

     Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operation appearing in the Company's annual report to stockholders for the applicable year.

     e) Directors Stock Options. Non-employee directors shall receive award of stock options which are not intended to be treated as incentive stock options under Section 422 of the IRC. These awards shall consist of one grant of 50,000 shares of Stock upon appointment to the Board and subsequent annual grants of 10,000 shares of Stock on the first business day of each calendar year at an exercise price equal to the closing price of the Stock on the last business day of the prior year. Each option granted under this (e) shall be immediately exercisable.

4. AWARD SETTLEMENTS AND PAYMENTS

     a) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments which may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in share equivalents.

     b) Payments. Awards may be settled through cash payments, the delivery of Stock, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies, as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred share equivalents. Subject to the aggregate limitation on the number of shares of Stock that may be issued under the Plan as set forth in
Section 3(a), the Committee may, in addition to granting awards under Section 4, use available Stock as the form of payment for other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

5. PLAN AMENDMENT AND TERMINATION

     a) Amendments. The Board may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that: (i) the share limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Sections 2(c) and 4(b) and (c) cannot be changed unless such a Plan amendment is properly approved by the Company's stockholders.

     b) Plan Suspension and Termination. The Board may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

6. MISCELLANEOUS

     (a) No Individual Rights. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

     b) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

     c) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

     d) No Fractional Shares of Stock. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares of Stock or any rights thereto shall be canceled.

     e) Governing Law. The validity, construction and effect of the Plan and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the state of Delaware without reference to principles of conflict of law.

                                  AMENDMENT TO
                            REPUBLIC SERVICES, INC.
                           1998 STOCK INCENTIVE PLAN

     WHEREAS, Republic Services, Inc. (the "Company") adopted the Republic Services, Inc. 1998 Stock Incentive Plan (the "Plan"), effective July 1, 1998; and

     WHEREAS, the Plan provides that the Board of Directors may amend the Plan at any time; and

     WHEREAS, the Board of Directors desires to amend the Plan so that the Plan terminates July 1, 2008.

     NOW THEREFORE, BE IT RESOLVED, that Section 6(b) of the plan is amended by deleting the text therein and inserting the following text:

          b) Plan Suspension and Termination. The Board may suspend or terminate this Plan at any time. If the Board has not yet terminated the Plan under this Section 6(b), the Plan shall terminate on July 1, 2008. Any such suspension or termination shall not itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

     IN WITNESS WHEREOF, this Amendment is executed this 22nd day of March, 2000.

                                              REPUBLIC SERVICES, INC.

                                              By:   /s/ DAVID A. BARCLAY
                                                --------------------------------

                                              Title: Senior Vice President,
                                                     General Counsel and
                                                     Assistant Secretary

                                [RECYCLING LOGO]

                                                          APPENDIX B

                                     PROXY

                            REPUBLIC SERVICES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   James E. O'Connor and David A. Barclay, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Republic Services, Inc. to be held on May 9, 2000, or any postponements or adjournments of the meeting, as indicated hereon.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3 SET FORTH ON THE OTHER SIDE. As to any other matter, said proxies shall vote in accordance with their best judgment.

   The undersigned hereby acknowledges receipt of the notice of the 2000 annual meeting of stockholders, the proxy statement and the annual report for the fiscal year ended December 31, 1999 furnished with this proxy.

1. Election of            [ ] FOR all nominees listed      [ ] WITHHOLD AUTHORITY to vote for    [ ] *EXCEPTIONS (FOR all
 directors:                   below                            all nominees listed below         nominees except as indicated in
                                                                                                     space below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES. The Nominees: H. Wayne Huizenga, Harris W. Hudson, James E. O'Connor, John W. Croghan, Ramon A. Rodriguez and Allan C. Sorensen.

* INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.

Exceptions
--------------------------------------------------------------------------------

                                    (Continued and to be signed on reverse side)

2. Approval and adoption of our 1998 Stock Incentive      4. In their discretion, on such other matters as may
   Plan in order to qualify grants under the plan as      properly come before the meeting.
   performance-based compensation:
                                                          [ ] Change of Address and/or Comments Mark Here:
   FOR [ ]       AGAINST [ ]       ABSTAIN [ ]
 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
 APPROVAL AND ADOPTION OF THE 1998 STOCK INCENTIVE PLAN.
3. Ratification of the appointment of Arthur Andersen     ----------------------------------------------------
   LLP as independent public accountants for 2000:        ----------------------------------------------------
                                                          ----------------------------------------------------
  FOR [ ]       AGAINST [ ]       ABSTAIN [ ]
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
   RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN
   LLP.

                                                              Please sign exactly as name appears hereon.
                                                              When shares are held by joint tenants, both
                                                              should sign. If acting as attorney, executor,
                                                              trustee, or in any representative capacity,
                                                              sign name and title.
                                                              Dated -----------------------------------,
                                                              2000
                                                              ---------------------------------------------
                                                              Signature
                                                              ---------------------------------------------
                                                              Signature if held jointly
                                                              Votes must be indicated with [X] in black or
                                                              blue ink.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.